September 4, 2008

Catalyst Funds

630 Fitzwatertown Road

Building A, 2nd Floor

Willow Grove, PA 19090

RE:

Catalyst Funds File Nos. 333-132541 and 811-21872

Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 14 to the Catalyst Funds Registration Statement Registration Statement (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933, Amendment No. 18 under the Investment Company Act of 1940 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

590052.1